EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 File Nos. 33-98518, 33-98516, and 333-143442 of LSB Financial Corp. of our Report of Independent Registered Public Accounting Firm, dated March 16, 2009 on the consolidated balance sheets of LSB Financial Corp. as of December 31, 2008 and 2007 and on the consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended, which report is included in Form 10-K of LSB Financial Corp. for the year ended December 31, 2008.

Indianapolis, Indiana
March 30, 2009